EXHIBIT 99.4(a)(a)(o)

                GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") RIDER
        WITH OPTIONAL RESET OF [6%] ROLL UP TO AGE [85] GMIB BENEFIT BASE

The term "Contract" as used in this rider applies to either a Contract or Certificate. This rider is part of your Contract, and the same definitions apply to the capitalized terms. There are new definitions in this rider which are introduced below. The benefit described in this rider is subject to all the terms contained in your Contract, except as modified below. In this rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.

I.       THIS RIDER'S BENEFIT

      Under the terms of this rider, you will receive a Guaranteed Minimum Income Benefit (GMIB) as described below. The Guaranteed Minimum Income Benefit is derived from a benefit base as described in Part III. The benefit base is used to calculate the Guaranteed Minimum Income Benefit described in this Rider. This rider does not provide a Cash Value or any minimum account value.

      On the Transaction Date on which you exercise the Guaranteed Minimum Income Benefit, the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors for the same payout option. The GMIB benefit base, as defined below, is applied to the attached guaranteed annuity purchase factors to determine the GMIB.

      You may apply amounts during the period of time indicated below to receive a minimum amount of guaranteed lifetime income under either (i) our Life Annuity payout option or (ii) our Life Annuity with a Period Certain payout option. Other options may be available at the time of exercise.

      For Contracts with Joint Owners lifetime income is guaranteed for the life of the older Joint Owner and a GMIB that by its terms accumulates to and must be exercised by the Owner's age [85] will accumulate to and must be exercised by Age [85] of the older Joint Owner. Also, any Optional Reset provision which is limited to the Owner's age [75] will be limited to age [75] of the older Joint Owner.

      For Contracts with Non-Natural Owners lifetime income is guaranteed for the life of the Annuitant and a GMIB that by its terms accumulates to and must be exercised by the Owner's age [85] will accumulate to and must be exercised by Age [85] of the Annuitant. Also, any Optional Reset provision which is limited to the Owner's age [75] will be limited to age [75] of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMIB will accumulate to and must be exercised by Age [85] of the older Joint Annuitant and any optional reset will be limited to age [75] of the older Joint Annuitant.

      [The Life Annuity with a Period Certain payout option provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Owner's age at the time the Life Annuity with a Period Certain payout option is elected. The period certain is 10 years for Owners' age 80 and younger; 9 years for age 81; 8 years for age 82; 7 years for age 83; 6 years for age 84; and 5 years for age 85. The Life Annuity with a Period Certain payout option is also available on a joint and survivor basis.]


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II.      CONDITIONS OF THIS RIDER

      A Contract issued in the Tax Sheltered Annuity or the Qualified Plan market must convert to a traditional IRA Contract in an eligible rollover transaction to exercise the GMIB unless GMIB is automatically exercised as described below in "GMIB No Lapse Guarantee."

      [APPLICABLE FOR OWNER ISSUE AGES 20 THROUGH 44]
      The GMIB may be exercised only within 30 days following each Contract Date Anniversary beginning with the [15th] or later Contract Date Anniversary under this Contracts. However, it may not be exercised later than the Contract Date Anniversary following the Owner's [85th] birthday.

      [APPLICABLE FOR OWNER ISSUE AGES 45 THROUGH 49]
      The GMIB may be exercised only within 30 days following each Contract Date Anniversary on or after the Owner's [60th] birthday. However, it may not be exercised later than the Contract Date Anniversary following the Owner's [85th] birthday.

      [APPLICABLE FOR OWNER ISSUE AGES 50 THROUGH 75]
      The GMIB may be exercised only within 30 days following each Contract Date Anniversary beginning with the [10th] or later Contract Date Anniversary under this Contracts. However, it may not be exercised later than the Contract Date Anniversary following the Owner's [85th] birthday.

      You will begin receiving [annual] payments [12] months after the GMIB supplementary contract is issued which reflects the terms of this benefit. You will be named the Annuitant under the GMIB supplementary contract.

III. GUARANTEED MINIMUM INCOME BENEFIT BASE - On the Contract Date, your [6%] Roll Up to Age [85] and Annual Ratchet to Age [85] benefit bases are both equal to your initial Contribution. Thereafter, both benefit bases are adjusted for any subsequent Contributions, and withdrawals and your GMIB benefit base is equal to the greater of your [6%] Roll up to Age [85] or Annual Ratchet to Age [85] benefit base.

      A. [6%] ROLL UP TO AGE [85] Your [6%] Roll up to Age [85] benefit base is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [EQ/Money Market Fund, Fixed Maturity Options [Guaranteed Interest Option [and the loan reserve account (if applicable)]] through the Contract Date Anniversary following the Owner's [85th] birthday (or the Owner's death, if earlier), and 0% thereafter. FOR ACCUMULATOR CORE AND ELITE ONLY [The Guaranteed Minimum Income Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%] ]. FOR ACCUMULATOR PLUS AND SELECT ONLY [The Guaranteed Minimum Income Benefit interest rate applicable during the period selected for the [XYZ] Dollar Cost Averaging Account, if applicable, will be [6%].]

         OPTIONAL RESET OF [6%] ROLL UP TO AGE [85] GMIB BENEFIT BASE:

         On or within 30 days following the [first] or later Contract Date Anniversary, you may reset your [6%] Roll Up to Age [85] GMIB Benefit Base to equal the Annuity Account Value on that Contract Date Anniversary. The [6%] Roll Up continues on your reset Benefit Base. When you reset your [6%] Roll Up to Age [85] GMIB Benefit Base, you may not reset the Benefit Base again until the [first] or later Contract Date Anniversary following the reset. Reset is not permitted after the Contract Date Anniversary following the Owner's [75th] birthday.

         When you reset your [6%] Roll Up to Age [85] GMIB Benefit Base, you may not exercise GMIB as described under Section II, "Conditions of this Rider" until the [10th] Contract Date Anniversary following the reset, or such later date as provided in Section II.

         When you reset your [6%] Roll Up to Age [85] GMIB Benefit Base your [6%] Roll Up to Age [85] GMDB is automatically reset as described in your Guaranteed Minimum Death Benefit Rider.


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         [We may increase the charge for this rider up to the maximum charge shown in the Data Pages. We will apply the higher charge only if your Benefit Base increases due to your election of an optional reset. The new charge will remain in effect for the duration of the rider, subject to any further charge increase permitted by the above provisions. Any increase in the charge for this rider will be communicated in writing to you at least [90 days] before the Contract Date Anniversary on which it would take effect. ]

      B. ANNUAL RATCHET TO AGE [85] For the Annual Ratchet to Age [85] benefit base, on each Contract Date Anniversary up to the Contract Date Anniversary following the Owner's [85th] birthday, if the Annuity Account Value is greater than the current Annual Ratchet to Age [85] benefit base, the Annual Ratchet to Age [85] benefit base is reset to equal the Annuity Account Value.

IV.      EFFECT OF WITHDRAWALS

      [The [6%] Roll Up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced by withdrawals. The reduction is determined separately for each benefit base. The Annual Ratchet to Age [85] benefit base will be reduced pro-rata by all withdrawals. The reduction of the Roll Up to Age [85] benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of the [6%] Roll Up to Age [85] benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the [6%] Roll Up to Age [85] benefit base as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro-rata reduction of the Roll Up to Age [85] benefit base. In the first Contract Year, Contributions received in the first [90 days] are used to determine the benefit base at the beginning of Contract Year 1 for purposes of the last two sentences.]

      A pro-rata reduction is determined as follows:
      1) Divide the amount of your withdrawal by your Annuity Account Value immediately preceding the withdrawal;
      2) Multiply the fraction calculated in (1) by the amount of your benefit base immediately preceding the withdrawal. This is the amount of the pro-rata reduction.

      The GMIB benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Owner exercises the GMIB. The amount of the charge is a withdrawal that will reduce the GMIB benefit base as described above.

      The GMIB benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the GMIB.

V.       GMIB NO LAPSE GUARANTEE:

         APPLICABLE TO NQ, IRA, QP-DC  AND QP-DB  MARKETS ONLY:

         [Notwithstanding anything to the contrary in the Termination provision of this Contract, if your Annuity Account Value falls to zero on or before the Contract Date Anniversary following the Owner's [85th] birthday while this Contracts is in force and there have been no withdrawals from your Contracts other than as described below under "Conditions of the GMIB No Lapse Guarantee," then your GMIB will be exercised automatically on the Transaction Date that the Annuity Account Value falls to zero. The annual lifetime income that will be provided under GMIB will be based on the Owner's age and the value of the GMIB Benefit Base on the Transaction Date that the Annuity Account Value falls to zero, notwithstanding any waiting period described above in Parts II and III. Annual GMIB payments will be based on a single life annuity with a Period Certain and begin one calendar year after the Transaction Date that the Annuity Account Value falls to zero. You may notify us in writing, within 30 days of your receipt of notice from us stating that your Annuity Account Value has fallen to zero, if you wish to change the frequency of payments.]


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         APPLICABLE TO TSA MARKET ONLY:

         [If your Annuity Account Value falls to zero while you are eligible to take distributions from the Contracts and on or before the Contract Date Anniversary following the Owner's [85th] birthday, due to the conditions described below, GMIB will be exercised as of the Transaction Date that the Annuity Account Value falls to zero. The annual lifetime income that will be provided under GMIB will be based on the Owner's age and the value of the GMIB Benefit Base on the Transaction Date that the Annuity Account Value falls to zero, notwithstanding any waiting period described above in "Conditions of this Rider. You may notify us in writing regarding your choice of the form of annuity we are then offering for GMIB exercise.]

         Conditions of the GMIB No Lapse Guarantee:

         The No Lapse Guarantee described above applies only if there are no withdrawals from your Contracts other than:

             (i) Withdrawals due to "Charges Deducted from Annuity Account Value" as described in Section 8.02, and

             (ii) Withdrawals during a Contract Year that, in aggregate, do not exceed [6%] of the beginning of Contract Year [6%] Roll Up to Age [85] GMIB Benefit Base. [In the first Contract Year, Contributions received in the first [90 days] are used to determine the beginning of Contract Year [6%] Roll Up to Age [85] GMIB Benefit Base for that Contract Year. [applicable to IRA, QP-DC, QP-DB and TSA markets only]

             [(iii) Withdrawals made under any automatic  withdrawal  service we offer to meet lifetime required minimum distribution rules under the Code.]

         Any withdrawal in excess of the above will cause the GMIB No Lapse Guarantee to terminate irrevocably. Termination of the No Lapse Guarantee provision does not cause termination of the other provisions of this Rider.

VI.      THE COST OF THIS RIDER

      The charge for this benefit is shown in the Data Pages.


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VII.     TERMINATION PROVISION OF THIS RIDER

Upon the occurrence of any of the following, this rider and any charge associated herewith will terminate: (i) the Contract terminates because the Annuity Account Value has fallen to zero and the No Lapse Guarantee described in this rider is not applicable, (ii) except as agreed to by us and provided in the next two sentences, the original Owner of the Contract has changed, (iii) the Owner reaches the Contract Date Anniversary following his/her [85th] birthday and does not exercise GMIB, (iv) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (v) amounts under the Contract are applied to an annuity benefit including exercise of Guaranteed Minimum Income Benefit. However, for a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the original Annuitant. For a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Such original Owner becomes the Annuitant under the Contract at the time of ownership change. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, parent, child, adopted child, step child, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew and in-laws.

AXA EQUITABLE LIFE INSURANCE COMPANY

/s/ Signature                               /s/ Signature
------------------------------------        ----------------------------------
Christopher M. Condron                      Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer        Secretary and Associate General
                                            Counsel


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                        GUARANTEED MINIMUM INCOME BENEFIT
                           TABLE OF GUARANTEED ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                             [SINGLE LIFE] - [MALE]

                                PURCHASE FACTORS

Election Age           Life Annuity with a Period Certain       Life Annuity
------------           ----------------------------------       ------------
   [60                                4.53%                         4.57%
    61                                4.61                          4.65
    62                                4.69                          4.74
    63                                4.78                          4.83
    64                                4.87                          4.93
    65                                4.96                          5.03
    66                                5.05                          5.13
    67                                5.16                          5.24
    68                                5.26                          5.36
    69                                5.37                          5.49
    70                                5.48                          5.62
    71                                5.60                          5.75
    72                                5.72                          5.90
    73                                5.85                          6.05
    74                                5.98                          6.21
    75                                6.11                          6.37
    76                                6.25                          6.55
    77                                6.40                          6.74
    78                                6.55                          6.93
    79                                6.70                          7.14
    80                                6.86                          7.35
    81                                7.11                          7.58
    82                                7.39                          7.82
    83                                7.69                          8.08
    84                                8.00                          8.34
    85                                8.34                          8.62]

Other forms of annuities may be available.


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